As filed with the Securities and Exchange Commission on May 15, 1997
                                             Registration Statement No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM S-3
                             ----------------------

                   REGISTRATION STATEMENT UNDER THE SECURITIES
                                  ACT OF 1933
                             ----------------------

                                    IGI, INC.
             (Exact Name of Registrant as Specified in Its Charter)
                             ----------------------


          DELAWARE                                        01-0355758
-------------------------------                        -----------------
(State or Other Jurisdiction of                         (I.R.S. Employer
 Incorporation or Organization)                        Identification No.)


                           Wheat Road & Lincoln Avenue
                             Buena, New Jersey 08310
                                 (609) 697-1441
                        (Address, Including Zip Code, and
                     Telephone Number, Including Area Code,
                            of Registrant's Principal
                               Executive Offices)
                             ----------------------

                              Edward B. Hager, M.D.
                                    IGI, Inc.
                           Wheat Road & Lincoln Avenue
                             Buena, New Jersey 08310
                                 (609) 697-1441
                     (Name, Address, Including Zip Code, and
                     Telephone Number, Including Area Code,
                              of Agent for Service)

                                    Copy to:

                              David A. White, Esq.
                             White & McDermott, P.C.
                                    Suite 209
                                65 William Street
                         Wellesley, Massachusetts 02181
                                 (617) 431-1700


  Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE



                                                       Proposed      Proposed
                                                        Maximum       Maximum
                                                       Offering      Aggregate       Amount of
Title of each Class of             Amount to be        Price per     Offering       Registration
Securities to be Registered         Registered         Share (1)     Price (1)          Fee
---------------------------        ------------        ---------     ---------      ------------
Common Stock, $.01 par value      110,000 shares        $5.1875      $570,625         $172.92



(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, and based upon the average of the reported high and low sale prices of the Registrant's Common Stock on the American Stock Exchange on May 9, 1997.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

                                 110,000 Shares

                                    IGI, INC.

                                  Common Stock
                              ---------------------

  The shares of common stock, $.01 par value per share (the "Common Stock"), of IGI, Inc. ("IGI" or the "Company") covered by this Prospectus are issued and outstanding shares which may be offered and sold, from time to time, for the account of certain stockholders of the Company (the "Selling Stockholders"). See "Selling Stockholders." The shares of Common Stock covered by this Prospectus were issued to the Selling Stockholders in private placements exempt from registration under federal securities laws. All of the shares offered hereunder are to be sold by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the shares by the Selling Stockholders but will bear all expenses incurred in effecting the registration of such shares, including all registration and filing fees, "blue sky" fees, printing expenses, and the legal fees of counsel to the Company. The Selling Stockholders will bear all brokerage or underwriting expenses or commissions, if any, applicable to their respective shares.

  The Selling Stockholders may from time to time sell the shares covered by this Prospectus on the American Stock Exchange in ordinary brokerage transactions, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution." The Common Stock is traded on the American Stock Exchange under the symbol "IG."

                             ----------------------


                 THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE
                OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

                             ----------------------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

                              ---------------------



                   The date of this Prospectus is May , 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street NW, Washington DC 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York NY 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago IL 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street NW, Washington DC 20549 at prescribed rates. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock of the Company is traded on the American Stock Exchange under the symbol "IG." Reports and other information concerning the Company may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York NY 10006.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the shares of Common Stock offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street NW, Washington DC 20549, and copies of which may be obtained from the Commission at prescribed rates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference:

          (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

          (2) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997; and

          (3) The Company's Registration Statement on Form 8-A dated June 9, 1988 registering the Common Stock under Section 12(b) of the Exchange Act.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference into this

Prospectus and to be a part hereof from the date of filing such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). Requests for such copies should be directed to the Treasurer of the Company, Wheat Road & Lincoln Avenue, Buena, New Jersey 08310; telephone (609) 697-1441.

         No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

                                   THE COMPANY

         IGI is a diversified company engaged in two business segments:

         o Animal Health Products Business -- production and marketing of animal health products such as poultry vaccines, veterinary pharmaceuticals and other products, including nutritional supplements and grooming aids; and

          o Cosmetics and Consumer Products Business -- production and marketing of cosmetic, dermatologic and consumer products, many using IGI's licensed Novasome(R) artificial lipid vesicle technology ("Novasome").

         In December 1995, IGI distributed its ownership of its majority-owned subsidiary, Novavax, Inc. ("Novavax"), in the form of a tax-free stock dividend, to IGI stockholders. Novavax had conducted the Biotechnology Business segment of IGI, which had been reported as a discontinued operation. In connection with the distribution, IGI paid Novavax $5,000,000 in return for a fully paid-up, ten-year license (the "IGI License Agreement") entitling it to the exclusive use of the Novavax Technologies in the fields of (i) animal pharmaceuticals, biologicals and other animal health products; (ii) foods, food applications, nutrients and flavorings; (iii) cosmetics, consumer products and dermatological over-the-counter and prescription products (excluding certain topically delivered hormones); (iv) fragrances; and (v) chemicals, including herbicides, insecticides, pesticides, paints and coatings, photographic chemicals and other specialty chemicals; and the processes for making the same (collectively, the "Field"). IGI has the option, exercisable within the last year of the ten-year term, to extend the exclusive license for an additional ten-year period for $1,000,000. Novavax has retained the right to use its Novavax Technologies for all applications outside the IGI Field, including human vaccines and pharmaceuticals.

         IGI's executive offices are located at Wheat Road & Lincoln Avenue, Buena, New Jersey 08310 (telephone (609) 697-1441). The Company was incorporated in Delaware in 1977.

                                  RISK FACTORS

         In addition to the other information contained elsewhere in this Prospectus, the following factors should be considered carefully by potential investors in evaluating an investment in the shares of Common Stock offered hereby.

         Intellectual Property Considerations. IGI is entitled to license from Novavax any improvement to the Novavax Technologies developed by Novavax within the IGI Field. However, IGI and Novavax could disagree as to whether a certain development is within the IGI Field or, more generally, whether the development is an improvement of Novavax Technologies or is a separate technology outside the parameters of the IGI License Agreement. Disputes regarding the IGI License Agreement could involve extensive costs, including, without limitation, costs associated with litigation and delays in the sale or manufacture of products.

         Although IGI believes it has adequate patent protection for its products, there can be no assurance that claims of patent infringement will not be asserted or that IGI will not be required to incur the expense of defending its patent rights.

         Further, IGI intends to engage in collaborations, sponsored research agreements and preclinical and/or field testing agreements in connection with its future products as well as clinical testing agreements with academic and research institutions and U.S. government agencies, such as the Department of Agriculture, to take advantage of their technical expertise and staff and to gain access to clinical evaluation models, patents and related technology. Consistent with pharmaceutical industry and academic standards, and the rules and regulations under the Federal Technology Transfer Act of 1986, these agreements may provide that developments and results will be freely published, that information or materials supplied by IGI will not be treated as confidential and that IGI may be required to negotiate a license to any such developments and results in order to commercialize products incorporating them. There can be no assurance with IGI will be able successfully to obtain any such license at a reasonable cost or that such developments and results will not be made available to competitors of IGI on an exclusive or nonexclusive basis. (See also, Need to Establish Collaborative Commercial Relationships; Dependence on Partners).

         Competition. IGI's core businesses are highly competitive. Increased competition could result in price reductions and loss of market share which would adversely affect IGI's revenues and profitability. In February 1996, IGI launched its own line of Novasome-based alpha hydroxy acid skin care products. At the end of December 1996, IGI entered into a license agreement with Glaxo Wellcome, which grants Glaxo Wellcome the exclusive right to market this product line in the United States to physicians, including, but not limited to, dermatologists. Under the agreement, which was amended in January 1997, IGI will manufacture and distribute these products to Glaxo customers. IGI retains the rights to market this product line to non-physicians in the U.S., and in all markets abroad. IGI has not historically produced or marketed dermatology products for this intensely competitive marketplace, and there can be no assurance that its efforts to build this part of its business will be successful. Further, IGI expects to rely on the features of the Novavax Technologies to market and expand its line of internally-developed dermatologic products. However, if its competitors develop new and improved technologies that are superior to IGI's technologies, IGI's planned expansion of its line of personal care and dermatologic products could be adversely affected.

         IGI's Consumer Products Business competes with large, well-financed cosmetics and consumer products companies with development and marketing groups that are experienced in the industry and possess far greater resources than those available to IGI. There is no assurance that IGI's consumer products can compete successfully against its competitors or that it can develop and market new products that will be favorably received in the marketplace. In addition, certain of IGI's customers that use IGI's Novasome lipid vesicles in their products may decide to reduce their purchases from IGI or shift their business to other suppliers. The emergence of pet superstores, the consolidation of distribution channels into a smaller number of large, more powerful companies and the diminishing traditional role of veterinarians in the animal health business may adversely affect IGI's ability to expand its animal health business and to operate this business at the gross margin levels historically enjoyed by IGI.

         Need to Establish Collaborative Commercial Relationships; Dependence on Partners. IGI intends to engage in the production of Novasomes or licensing of the Novavax Technologies for consumer and industrial uses, and has entered into agreements and arrangements to develop products utilizing the Novavax Technologies for a variety of uses. Although certain products have been marketed by IGI, there can be no assurance that prototypes of products developed or being developed by IGI in conjunction with prospective customers will ever be marketed, or that sufficient revenues or profit margins will be achieved. Furthermore, there can be no assurance that IGI will be able to negotiate new contracts or arrangements with prospective customers, or that any such relationships, if established, will be commercially successful. (See also, Competition).

         Marketing and Distribution. IGI intends to produce Novasome encapsulation products to be marketed by its customers, or to sublicense the Novavax Technologies to customers. Therefore, IGI is dependent upon its customers for the successful marketing of certain Novasome-based products. Certain products initially developed for customers and incorporating Novavax Technologies are being or may be sold by IGI. Because IGI presently has limited distribution channels, it intends to rely upon distributors and third-party sales organizations to market these products. There can be no assurance that IGI will enter into successful or suitable marketing arrangements.

         International Sales, Regulatory Standards and Currency Exchange. International sales of IGI's poultry vaccines and small animal products have accounted for a significant portion of IGI's net sales, and IGI expects that international sales will continue to constitute a significant portion of its net sales. IGI has encountered increasingly severe competition from international producers of poultry vaccines, particularly increased price competition coupled with a downward trend in vaccine prices. Further, while many of IGI's current products are designed to meet the regulatory standards of foreign markets, any inability to obtain foreign regulatory approvals on a timely basis could have an adverse effect on operating results. Additionally, international business may be subject to a variety of risks, including delays in establishing international distribution channels and increased costs associated with maintaining international marketing efforts. Mexico and certain Latin American countries are important markets for IGI's poultry vaccines and other products. These countries have historically experienced varying degrees of political unrest and economic and currency instability. Because of the volume of business transacted by IGI in those countries, continuation or the recurrence of such unrest or instability could adversely affect the businesses of its customers in those countries or IGI's ability to collect its receivables from such customers, which in either case could adversely impact IGI's future operating results. IGI is also subject to the usual risks of doing business abroad, including fluctuations in currency exchange rates, increases in duty rates, difficulties in obtaining export licenses and difficulties in enforcement of intellectual property rights.

         Fluctuations in Quarterly Performance. IGI's revenues and operating results may vary significantly from quarter to quarter due to factors such as the timing of significant orders, changes in IGI's operating expenses, personnel changes, demand for IGI's products, supply shortages and the like. Due to the foregoing factors, IGI believes that period-to-period comparisons of its operating results are not necessarily meaningful and that such comparisons cannot be relied upon as indicators of future performance. It is also possible that with respect to any quarter, IGI's operating results may be below the expectations of public market analysts and investors, which, in turn, could materially adversely affect the price of IGI's Common Stock.

         Government Regulation. The production and marketing of IGI's products and its research and development activities are subject to regulation for safety, efficacy and quality by numerous government authorities in the United States and other countries. IGI's development, manufacturing and marketing of poultry biologics are subject to regulation in the United States for safety and efficacy by the United States Department of Agriculture ("USDA") in accordance with the Virus Serum Toxin Act of 1914. The development, manufacturing and marketing of veterinary pharmaceuticals are subject to regulation in the United States for safety and efficacy by the Food and Drug Administration ("FDA") in accordance with the Food, Drug and Cosmetic Act.

         In the United States, pharmaceuticals and vaccines are subject to rigorous FDA regulation including preclinical and clinical testing. The process of completing clinical trials and obtaining FDA approvals for a new drug is likely to take a number of years, requires the expenditure of substantial resources and is often subject to unanticipated delays. There can be no assurance that any product will receive such approval on a timely basis, if at all.

         In addition to product approval, IGI may be required to obtain a satisfactory inspection by the FDA covering the manufacturing facilities before a product can be marketed in the United States. The FDA will review the manufacturing procedures and inspect the facilities and equipment for compliance with applicable rules and regulations. Any material change by IGI in the manufacturing process, equipment or location would necessitate additional FDA review and approval. Further, the FDA may determine that IGI's alpha hydroxy acid-based products are "drugs" and, therefore, should be subject to the expensive and sometimes protracted FDA regulatory approval process.

         Whether or not FDA approval has been obtained, approval of a pharmaceutical product by comparable government regulatory authorities in foreign countries must be obtained prior to the commencement of clinical trials and subsequent marketing of such product in such countries. The approval procedure varies from country to country, and the time required may be longer or shorter than that required for FDA approval. Although there are some procedures for unified filing in certain European countries, in general each country has its own procedures and requirements. Certain of IGI's products may not be approved for sale overseas on a timely basis, thereby limiting IGI's ability to expand its foreign sales.

         In addition to regulations enforced by the USDA and the FDA, IGI is also subject to regulation under the Occupational Safety and Health Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other present and potential future federal, state or local regulations.

         Hazardous Materials; Environmental Matters. IGI's research and development processes may involve the controlled use of hazardous materials, chemicals, viruses and bacteria. IGI is subject to federal, state and local laws, regulations and standards governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although IGI believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, IGI could be held liable for any damages that result and any such liability could exceed the IGI's resources. Although IGI believes that it is in compliance in all material respects with applicable environmental laws and regulations and currently does not expect to make material capital expenditures for environmental control facilities in the near term, there can be no assurance that IGI will not be required to incur significant costs to comply with environmental laws and regulations in the future.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                              SELLING STOCKHOLDERS

         There are two unrelated selling shareholders (the "Selling Shareholders"), whose shares are covered by this Prospectus. One of the Selling Shareholders is Allergan, Inc. ("Allergan"), holding 25,000 shares of Common Stock issued to it in connection with the settlement of a dispute between Allergan and the Company and two of its officers. The Company and said officers consented, in an agreement dated July 22, 1996, to a mutual release of claims, without such constituting an admission of liability or an admission of any unlawful act or breach of duty, in exchange for the issuance to Allergan of Common Stock equal to $175,000 on the day prior to the date the Company's transfer agent was requested to issue such stock. The Company made such request on January 8, 1997 and, in accordance with such agreement, 25,000 shares of Common Stock were issued to Allergan on January 9, 1997, which constitute the shares to be offered by Allergan pursuant to this Prospectus.

         The second selling stockholder is John P. Gallo, President and a director of IGI ("Mr. Gallo"). Mr. Gallo acquired the Common Stock he is seeking to sell hereby on January 5, 1984 in connection with the reorganization of Medatz, Inc. and IGI, whereby Medatz, Inc. became a wholly owned subsidiary of IGI and Mr. Gallo, as the holder of 170 shares of Medatz, Inc. common stock, became the holder of 85,000 shares of Common Stock. The Common Stock Mr. Gallo acquired in such reorganization has not previously been registered.

         The following table sets forth the number of shares of Common Stock beneficially owned by each Selling Stockholder as of May 9, 1997, the number of shares to be offered by each Selling Stockholder pursuant to this Prospectus and the number of shares to be beneficially owned by each Selling Stockholder if all of the shares offered hereby are sold as described herein. Allergan has not held any positions or offices with, been employed by, or otherwise had a material relationship with, the Company or any of its predecessors or affiliates (except that certain employees of the Company were formerly employed by Allergan). Mr. Gallo has served as President, Chief Operating Officer and a director of IGI since 1985. In addition, Mr. Gallo serves as a director and member of the executive committee of the Board of Directors of Novavax. Further, Mr. Gallo served as Chief Operating Officer and Treasurer of Novavax from September 1995 to June 30, 1996 and from
September 1995 to May 1996, respectively, as President of Novavax from January through September 1995, as Vice President of IGI from 1983 to 1984 and as Vice President of Vineland Laboratories, Inc. and Evsco Pharmaceutical Corp. (subsidiaries of IGI) from 1973 to 1983.




                     Number of Shares of                         Number of Shares of
                       Common Stock          Number of Shares        Common Stock
Name of Selling     Beneficially Owned as     of Common Stock     Beneficially Owned
Stockholder           of May 9, 1997          Offered Hereby        After Offering
---------------     ---------------------    -----------------   --------------------
Allergan, Inc.            25,000                  25,000                     0
John P. Gallo            663,397(1)               85,000               578,397

----------
(1) Includes 345,000 shares which Mr. Gallo may acquire pursuant to stock options exercisable within 60 days after May 9, 1997.

                              PLAN OF DISTRIBUTION

     Shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Stockholders. The Selling Stockholders will act independently of the Company and of each other in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on the American Stock Exchange, in the over-the-counter market or otherwise, at prices related to the then current market price or in negotiated transactions, including one or more of the following methods: (a) purchases by the broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (c) block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction. The Company has been advised by each Selling Stockholder that it or he, respectively, has not made any arrangements relating to the distribution of the shares covered by this Prospectus. In effecting sales, broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

         In offering the shares of Common Stock covered hereby, the Selling Stockholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Stockholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions.

         The Company has advised the Selling Stockholders that during such time as either of them may be engaged in a distribution of Common Stock included herein it or he is required to comply with Rules 10b-6 and 10b-7 under the Exchange Act (as those Rules are described in more detail below) and, in connection therewith, that neither it nor he may engage in any stabilization activity in connection with IGI securities, is required to furnish to each broker-dealer through which Common Stock included herein may be offered copies of this Prospectus, and may not bid for or purchase any securities of the Company or attempt to induce any person to purchase any IGI securities except as permitted under the Exchange Act. Each Selling Stockholder has agreed to inform the Company when the distribution of the shares is completed.

         Rule 10b-6 under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 10b-7 governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

         This offering will terminate on the date on which all shares offered hereby have been sold by the Selling Stockholders.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by White & McDermott, P.C., Wellesley Massachusetts.

                                     EXPERTS

         The consolidated financial statements and financial statement schedule of IGI at December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994 included in IGI's Annual Report on Form 10-K for the year ended December 31, 1996 and incorporated herein by reference have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.


The expenses in connection with this Registration Statement, which are payable by the Company, are estimated as follows:




SEC Registration Fee ..........................................      $   172.92
Legal (including Blue Sky) and Accounting Fees and Expenses ...      $10,000.00
Miscellaneous .................................................      $   827.08
                                                                     ----------
                                                                     $11,000.00
                                                                     ==========


Item 15.  Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law, as amended (the "Delaware General Corporation Law"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

         Article NINTH of the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides that, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, the Company will indemnify each person whom it shall have the power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to or covered by said section.

         Article ELEVENTH of the Company's Certificate of Incorporation provides that no director of the Company shall be liable for monetary damages for any breach of fiduciary duty, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

Item 16.  Exhibits.


Exhibit          Description of Exhibit                                Page

  4.1          Specimen stock certificate for shares of                  *
               Common Stock, par value, $.01 per share
               (incorporated by reference to Exhibit (4) to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1989, filed April 2, 1990 (the "1989 Form 10-K")).

  5            Opinion of White & McDermott, P.C.

 23.1          Consent of Coopers & Lybrand L.L.P.

 23.2          Consent of White & McDermott, P.C. (included in Exhibit 5)

 24 Power of Attorney (included on the signature pages of this Registration Statement)

----------------
*Incorporated herein by reference.

Item 17. Undertakings.

     The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

            (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the indemnification provisions described herein, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashua, New Hampshire on the 13th day of May, 1997.


                                  IGI, INC.

                                  By:  /s/ Edward B. Hager
                                       --------------------------
                                       Edward B. Hager
                                       Chairman and
                                       Chief Executive Officer


                                POWER OF ATTORNEY

         We, the undersigned officers and directors of IGI, Inc., hereby severally constitute Edward B. Hager, Donald J. MacPhee and David A. White, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-3 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable IGI, Inc. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                            Title                           Date
---------                            -----                           ----

/s/ Edward B. Hager               Chairman and Chief                May 13, 1997
---------------------             Executive Officer
Edward B. Hager                   (Principal Executive
                                  Officer)

/s/ John P. Gallo                 President and Director            May 13, 1997
---------------------
John P. Gallo

/s/ Donald J. MacPhee             Vice President and                May 13, 1997
----------------------            Controller (Principal
Donald J. MacPhee                 Financial and Chief
                                  Accounting Officer)

/s/ Jane E. Hager                 Director                          May 13, 1997
-----------------------
Jane E. Hager

/s/ David G. Pinosky              Director                          May 13, 1997
-----------------------
David G. Pinosky

/s/ Terrence O'Donnell            Director                          May 13, 1997
-----------------------
Terrence O'Donnell

/s/ Constantine L. Hampers        Director                          May 13, 1997
--------------------------
Constantine L. Hampers

/s/ Terrence D. Daniels           Director                          May 13, 1997
--------------------------
Terrence D. Daniels

/s/ Paul D. Paganucci             Director                          May 13, 1997
--------------------------
Paul D. Paganucci